Exhibit 99.2

COMTECH TELECOMMUNICATIONS CORP.
DECLARES $0.30 PER SHARE QUARTERLY CASH DIVIDEND

Melville, New York – June 4, 2015 – Comtech Telecommunications Corp. (NASDAQ: CMTL) announced today that its Board of Directors declared a quarterly cash dividend of $0.30 per share, payable on August 18, 2015, to shareholders of record at the close of business on July 17, 2015. The dividend is the Company’s twentieth consecutive quarterly dividend. While future dividends will be subject to Board approval, the Board of Directors is currently targeting annual dividend payments aggregating $1.20 per share.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company's solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, RF microwave amplifiers and mobile data communications. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a leader in most of the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
631-962-7000
info@comtechtel.com
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